Exhibit 99.1

News Release

Lockheed Martin Elects Ilene Gordon to Board of Directors

Bethesda, Md., June 23, 2016 – Lockheed Martin (NYSE: LMT) announced today that its board of directors has elected Ilene Gordon to the board effective immediately.

Gordon, 62, is the chairman, president and chief executive officer of Ingredion Incorporated (NYSE: INGR), a Fortune 500 global ingredients company. She joined Ingredion in 2009 from Rio Tinto Alcan where she was CEO of Alcan Packaging, a global business based in Paris, France. She spent ten years in various leadership positions with Alcan and Pechiney, a company Alcan acquired in 2003.

Previously, Gordon spent 17 years in executive roles of increasing responsibility at the Packaging Corporation of America, a division of Tenneco Inc. Before joining Tenneco Inc., she spent two years at Signode, a global packaging company specialized in materials handling. From 1976-1980, she worked at the Boston Consulting Group, an international management consulting firm, as a strategy consultant, based in the Boston, London and Chicago offices.

In addition to serving as chairman of Ingredion’s board, Gordon is on the board of directors of International Paper Company. She is a vice chair of The Conference Board and a member of the MIT Corporation, the Institute’s board of trustees. She also is the chairman of the Economic Club of Chicago, a member of the board of The Executives’ Club of Chicago and a director of World Business Chicago.

Gordon holds a bachelor’s degree in mathematics from the Massachusetts Institute of Technology (MIT) in Cambridge, Mass. and a master’s degree in management from MIT’s Sloan School of Management.

For additional information, visit our website: http://www.lockheedmartin.com/board/.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin is a global security and aerospace company that employs approximately 125,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

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Media Contact:

Bill Phelps, director, Media Relations, +1 301-897-6308; william.phelps@lmco.com

For additional information, visit our website:

www.lockheedmartin.com